Exhibit 20(a)

                    FOR RELEASE MAY 17, 1995

CONTACT:
W. Merwyn Pittman
(304) 343-4567
NASDAQ-ALGH

             ALLEGHENY & WESTERN ENERGY CORPORATION
                ANNOUNCES THIRD QUARTER EARNINGS
        AND APPROVAL BY STOCKHOLDERS OF MERGER AGREEMENT


     CHARLESTON, WEST VIRGINIA, May 17, 1995/PRNewswire/-- Allegheny & Western Energy Corporation (Nasdaq-NNM; ALGH) (A&W or the Company) reported earnings of $4.4 million, or $.56 per share, for the quarter ended March 31, 1995, compared to earnings of $6.1 million, or $.79 per share, for the same period of 1994. For the nine months ended March 31, 1995, the Company reported earnings of $4.5 million, or $.58 per share, compared to earnings of $8.8 million, or $1.14 per share, for the nine months ended March 31, 1994. The nine months ended March 31, 1994 included a non-recurring credit of $1.6 million or $.20 per share related to the cumulative effect of a change in the method of accounting for income taxes. The Company reported net income before income taxes and cumulative effect of change in accounting principle of $6.3 million and $10.1 million for the nine months ended March 31, 1995 and 1994, respectively. The Company's fiscal year ends on June 30.

     The Company attributed the decline in earnings to reduced volumes of gas sold by its wholly owned gas distribution utility subsidiary, Mountaineer Gas Company (Mountaineer), as a result of warmer weather conditions in Mountaineer's service area and increased general and administrative costs associated with the Company's previously announced merger with a subsidiary of Energy Corporation of America.

     A&W also announced that its merger agreement with Energy Corporation of America (ECA) was overwhelmingly approved by its stockholders at A&W's annual meeting held on May 16, 1995. Over 99% of the shares voted at the meeting (84% of all shares outstanding) approved the merger. As previously announced, the Company has signed a merger agreement with ECA, pursuant to which the Company will be the surviving corporation in a merger with a subsidiary of ECA. Upon consummation of the merger, the Company's stockholders will be entitled to receive $12.00 in cash for each share held. Consummation of the merger is subject to satisfactory regulatory review. The Public Service Commission of West Virginia (PSCWV) held a public hearing regarding the planned merger on April 25, 1995 and no party to that proceeding indicated that it is opposed to consummation of the merger. The parties to the merger anticipate that the PSCWV will issue an order regarding the proposed transaction during the month of May.

                              (dollars in thousands except
                                    per share amounts)
                                        (unaudited)

                                   Three Months              Nine Months
                                     Ended                      Ended
                                    March 31,                  March 31,
                              1995            1994          1995       1994

Revenues                      $81,313        $97,070      $162,872   $189,485
Income before income
  taxes and cumulative
  effect of change in
  accounting principle        $ 6,127        $ 8,517      $  6,336   $ 10,090
Income before
  cumulative effect
  of change in
  accounting principle        $ 4,350        $ 6,085       $  4,499   $ 7,265
Cumulative effect of
  change in method of
  accounting for
  income taxes                $    --        $    --        $    --    $ 1,562
Net income                    $ 4,350        $ 6,085        $  4,499   $ 8,827
Average Shares
  Outstanding               7,786,390      7,693,280       7,786,390   7,736,570
Per Share:
Income before
  cumulative effect
  of change in
  accounting principle        $   .56        $   .79       $    .58     $   .94
Cumulative effect of
  change in method of
  accounting for
  income taxes               $    --         $    --        $     --     $   .20
Net income                   $   .56         $   .79        $    .58     $  1.14


     Allegheny & Western Energy Corporation, based in
Charleston, West Virginia, is a diversified natural gas company, and owns Mountaineer Gas Company, a gas distribution utility in West Virginia.